Filed Pursuant to Rule 433
Registration No. 333-142058
June 16, 2009
The Valspar Corporation
Final Term Sheet
$300,000,000 7.250% Senior Notes due 2019
The following information supplements the Preliminary Prospectus Supplement dated June 16, 2009, and is filed pursuant to Rule 433, under Registration No. 333-142058

Issuer:	The Valspar Corporation

Security Type:	Senior Unsecured Notes

Ratings (Moody’s / S&P)*:	Baa2 (Stable) / BBB (Stable)

Pricing Date:	June 16, 2009

Settlement Date (T+3):	June 19, 2009

Maturity Date:	June 15, 2019

Principal Amount:	$300,000,000

Denominations:	$2,000 and integral multiples of $1,000

Benchmark:	UST 3.125% due May 15, 2019

Benchmark Price / Yield:	95-12 / 3.686%

Re-offer Spread to Benchmark:	362.5 basis points

Yield to Maturity:	7.311%

Coupon:	7.250%

Public Offering Price:	99.574% of face amount

Optional Redemption:	Treasury rate + 50 basis points

Interest Payment Dates:	June 15 and December 15, beginning December 15, 2009

CUSIP / ISIN:	920355 AF1 / US920355AF11

Joint Bookrunning Managers:	Banc of America Securities LLC
Goldman, Sachs & Co.
Wachovia Capital Markets, LLC

Co-Managers:	Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
Comerica Securities, Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.
The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (IDEA) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Goldman, Sachs & Co. at 1-866-471-2526 or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.